Exhibit 10.1

SEPARATION AGREEMENT

The parties to this Separation Agreement (this “Agreement”),  Paul Joachimczyk (“Employee”) and TopBuild Support Services, Inc., its affiliates, parents, successors, predecessors, and subsidiaries (collectively, the “Company”) agree that:

Employee and the Company wish to end their at-will employment relationship effective June 1, 2018 (the “Separation Date”) in a manner that is satisfactory to both Employee and the Company.

Employee and the Company, for the good and valuable consideration stated below, the sufficiency of which is acknowledged, agree as follows:

1.         In exchange for the Company’s promises in this Agreement, Employee, including Employee’s heirs, administrators, executors, spouse, if any, successors, estate, representatives and assigns and all others claiming by or through Employee, voluntarily and knowingly releases the Company, its parent companies, their subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns, whether alleged to have acted in their official capacities or personally (collectively, the “Released Parties”) completely and forever, from any and all claims, causes of action, suits, contracts, promises, or demands of any kind, which Employee may now have, whether known or unknown, intentional or otherwise, from the beginning of time to the Effective Date of this Agreement.  The Effective Date of this Agreement is the date it is signed by Employee.

2.         Employee understands and agrees that this Agreement covers all claims described in Paragraph 1, including, but not limited to, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Fair Labor Standards Act, to the extent permitted by law; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, including Florida Civil Rights Act – Fla. Stat. §760.01 et seq.; Florida Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Fla. Stat. §440.205; Florida Wage Discrimination Law – Fla. Stat. §448.07; Florida Equal Pay Law – Fla. Stat. §725.07 and Fla. Stat. Ann. §448.07; Florida AIDS Act – Fla. Stat. §110.1125, §381.00 and §760.50; Florida Discrimination on the Basis of Sickle Cell Trait Law – Fla. Stat. §448.075 et seq.; Florida Wage Payment Laws, federal or state public policy, damages, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney’s fees.

2.1       This Agreement does not include, and Employee does not waive, any rights or claims:  (a) that may arise after Employee signs this Agreement; (b) for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (c) that cannot be released by law; or (d) to enforce this Agreement.

2.2       Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.  On the other hand, Employee waives and releases any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against the Company or any resulting civil proceeding or lawsuit that may be commenced on Employee’s behalf for the recovery of such relief, and that arises out of the matters that are and may be released in this Agreement.

2.3       Employee understands that Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Employee also understands that disclosure of trade secrets to attorneys, made under seal, or pursuant to court order is also protected in certain circumstances under 18 U.S. Code §1833, such as a retaliation lawsuit based on the reporting a suspected violation of law.

3.         In exchange for Employee’s promises contained herein, the Company agrees to make the following payments to Employee.  These payments will begin with the pay cycle immediately following the Effective Date. The payments will be treated as taxable compensation.  Company shall have the right to withhold from the payments any federal, state, and local taxes in order for Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. Employee acknowledges and agrees that Employee is not entitled to any of these payments absent Employee’s execution of this Agreement.

3.1       Employer agrees to pay Employee severance in the gross amount of $310,000.00 in a lump sum.

3.2       Employer agrees to pay Employee the gross amount of $124,000.00 in a lump sum representing 100% percent of Employee’s 2018 target bonus.

3.3       Employee acknowledges and understands that Employee’s Company stock, if any, shall continue to vest according to applicable lapsing schedules in 2018; however, all unvested stock shall be forfeited after the Separation Date.

3.4       Employee shall retain all rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and continuation or conversion privileges will be provided to Employee for continuation at Employee’s cost pursuant to plan covenants.  In all case, the official plan document shall govern over any other verbal or written statement in regards to COBRA continuation or conversion privileges.

3.5       This Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall be exempt from the requirements of Internal Revenue Code Section 409A.  Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Internal Revenue Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Internal Revenue Code Section 409A.

3.6       Employee will continue to receive Employee’s current benefits, if any, under the Company-sponsored benefit plans through the last day of the pay period during which the Separation Date occurs, after which Employee will become ineligible to participate in the Company’s health insurance program subject to Employee’s right, if any, to continuation coverage under COBRA.  Thereafter, if applicable, coverage will be made available to Employee at Employee’s sole expense, i.e., Employee will be responsible for the full COBRA premium, for the remaining months of the COBRA coverage period made available pursuant to applicable law.  Additional information is provided in the Frequently Asked Questions and Employee Benefits Contact List, copies of which are attached.

4.         The parties agree that if any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, the provision declared illegal or unenforceable will immediately become null and void, leaving the remainder of this Agreement in full force and effect, provided that the overall intent of the parties in reaching this Agreement is not defeated. In the event the general release language is declared illegal or unenforceable, Employee shall not be entitled to the consideration set forth in Paragraph 3 of this Agreement.

5.         The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly, including as a contractor) now or in the future.  Employee agrees that Employee will not knowingly seek out or apply for any position with the Company or seek to provide any services to the Company.

6.         In compliance with the Older Workers Benefit Protection Act, Employee is hereby advised to consult with an attorney regarding the terms, meaning and impact of this Agreement.  In addition, Employee understands and agrees that: (a) by signing this Agreement, Employee waives and releases any claims Employee might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Employee has twenty-one (21) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Employee waives by virtue of Employee’s execution of the Agreement during the consideration period; and (c) after Employee signs this Agreement and it becomes effective, Employee has seven days from that date to change Employee’s mind and revoke the Agreement.  To revoke the Agreement, Employee must clearly communicate Employee’s decision in writing to David Whan,  Chief Human Resources Officer,  TopBuild Corp., 475 North Williamson Blvd., Daytona Beach, FL 32114, email: david.whan@topbuild.com, by the seventh day following the Effective Date of this Agreement.  Employee understands and agrees that should Employee revoke Employee’s release and waiver as to claims under the Age Discrimination in Employment Act of 1967, as amended, the Company’s obligations under this Agreement will become null and void.

7.         The parties have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. Sec. 1395y(b).  The parties made every effort to adequately protect Medicare’s interest and incorporate such into the terms of this Agreement, and to comply with both federal and state law.  The parties acknowledge and understand that any present or future action or decision by the Centers for Medicare & Medicaid Services or Medicare on this Agreement, or Employee’s eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or in any way affect the finality of this Agreement.  Employee represents and agrees that Employee will indemnify, defend and hold the Released Parties harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown.  Employee waives any and all private cause of action for damages pursuant to 42 U.S.C. Sec. 1395y(b)(3)(A) et seq.  If any governmental entity, or anyone action on behalf of any governmental entity, seeks damages (including multiple damages) from the Released Parties relating to Employee’s alleged injuries, claims or lawsuit, Employee will defend and indemnify the Released Parties, and hold the Released Parties harmless from any and all such damages (including multiple damages), claims, liens, Medicare conditional payments and rights to payment, including any attorneys’ fees sought by such entities.  Employee affirms, covenants, and warrants that Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claims against the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Agreement.  Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which the Release Parties are or could be liable now or in the future.  Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

8.         Employee acknowledges that, through Employee’s employment with the Company, Employee has acquired and had access to the Company’s confidential and proprietary business information and trade secrets (“Confidential Information”).  Employee acknowledges and agrees that the Company prohibits the use or disclosure of its Confidential Information and that the Company has taken all reasonable steps necessary to protect the secrecy of such Confidential Information.  Employee acknowledges and agrees that “Confidential Information” includes any data or information that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written or electronic form, retained in Employee’s memory or has been compiled or created by Employee, including but not limited to:  technical, financial, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, product, vendor, customer data, trade secrets, or other information similar to the foregoing.  Employee agrees that Employee has not and in the future will not use, or disclose to any third party, Confidential Information, unless compelled by law after reasonable advance notice to the Company, and further agrees to return all documents, disks, CDs, DVDs, drives, storage devices or any other item or source containing Confidential Information, or any other of the Company’s property, to the Company upon execution of this Agreement.  If Employee has any question regarding what data or information would be considered by the Company to be Confidential Information subject to this provision, Employee agrees to contact David Whan, Chief Human Resources Officer, TopBuild Corp., 475 North Williamson Blvd., Daytona Beach, FL 32114, email: david.whan@topbuild.com.

9.         Employee agrees that Employee will not, in any way, disparage the Company or any of the Released Parties.  Nothing in the Agreement shall prevent either Employee or the

Company from responding accurately and fully to any question, inquiry, or request for information when required by legal process.  Any breach of Employee’s obligations under this Agreement, including Employee’s obligations under this Paragraph 11, will immediately void the Company’s obligations under this Agreement, including Company’s obligation to make any payments under Paragraph 3.

10.       Employee acknowledges that Employee has been paid for all hours worked.  Employee has been reimbursed for all business expenses that are subject to reimbursement under the Company’s policies.  Employee has reported any injuries Employee may have received during the course of employment with the Company.

11.       This Agreement contains the complete understanding between the parties, with the sole and limited exception of the Dispute Resolution Policy, the Non-Compete, Non-Solicitation, and Confidentiality Agreement, and the Proprietary Confidential Information and Invention Assignment Agreement, copies of which have been provided to Employee, which shall remain in full force and effect.  The parties agree that no promises or agreements will be binding or will modify this understanding unless in writing and signed by both parties.

12.       The terms of the Dispute Resolution Policy (a copy of which has been provided to Employee), are incorporated into this Agreement and shall apply to any alleged or actual breaches of this Agreement or any other claims arising out of Employee’s employment with the Company and its affiliates that are not otherwise released by this Agreement.

13.       This Agreement may be executed in multiple counterparts, each of which will be considered an original, and all of which will be considered a single memorandum.  A copy of the original or of a signature to the original shall have the same force and effect as the original.  The signature of any signatory to this Agreement may be executed through the use of a facsimile transmission or by way of a PDF (Portable Document Format) as an attachment to an email, in which case the signature (whether by facsimile or PDF) on this Agreement shall be as effective as if an original signature were affixed to this Agreement.

14.       The validity, construction, and interpretation of this Agreement and the rights and duties of the parties to this Agreement will be governed by the laws of the State of Florida without regard to any state conflict of law rules.

The parties agree that they have read this Agreement, understand and agree to its terms, and have knowingly and voluntarily signed it on the dates written below.

/
PAUL JOACHIMCZYK

/s/ Paul Joachimczyk	DATE	6/12/2018
Individually, And In All Representative
Capacities

THE COMPANY

/s/ John Peterson	DATE	6/15/2018
By: John Peterson
Its: Executive Vice President